Exhibit 99.1

CHINA INFORMATION TECHNOLOGY, INC.
ANNOUNCES SECOND QUARTER 2012 RESULTS

(Shenzhen, China – August 07, 2012) -- China Information Technology, Inc. (Nasdaq: CNIT), a leading provider of information technologies and display technologies based in China, today announced its financial results for the second quarter ended June 30, 2012.

Second Quarter 2012 Financial Highlights

  Revenues decreased 52.37% YoY to $13.28 million

  Gross profit decreased 75.88% YoY to $2.88 million

  Operating loss of $17.06 million vs. operating income of $5.46 million a year ago

  Net loss of $16.85 million vs. net income of $5.60 million a year ago

  Fully diluted net loss per share of $0.62 vs. net income per share of $0.21 a year ago Non-GAAP net loss of $8.72 million

  Non-GAAP fully diluted net loss per share of $0.32

Mr. Jiang Huai Lin, Chairman and Chief Executive Officer of the Company, commented, “As the Company continued to implement its business restructuring strategy, the second quarter proved to be another transitional season. Our revenues declined 52.37% to $13.28 million from $27.89 million in the same period last year and non-GAAP net income declined to a net loss of $8.72 million. The difficult macro-economic environment continued to have negatively impacted our businesses, especially in our IT segment, where we received fewer public security projects due to the weak local fiscal expenditure in many China regions. However, we are pleased to see that our transition strategy of moving towards a more balanced revenue mix between IT and DT segment and between government and non-government customers is on track. To that end, we have made significant progress in growing our DT segment resulting from our refocused business strategy towards high-end interactive display products targeting the education and commercial markets which began a year ago. Our DT business has expanded into more geographical markets, gained better customer acceptance, and improved its industry reputation in China.

“We have initiated a comprehensive marketing campaign, which including participating in the recent Shanghai International Digital Signage & Touch Technology Show 2012 and Changchun 63rd China Educational Equipment Exhibition, to educate the market on our high-end interactive touch-screen products, including our proprietary CNIT IT-Pad, CNIT DS-Pad and CNIT Tea-Pad series. As a result, we have seen increasing interest from various industry verticals including education, media, transportation, government and commercial sectors. New contracts in the second quarter from the DT segment substantially increased 127% from the first quarter, and accounted for 58% of total new contracts, the most significant of which was a $10 million contract that we won in Anhui Province to provide 9,000 sets of CNIT IT-Pad to education clients. We expect this contract win will serve as a pilot project for the new-generation interactive teaching tool for the China’s “Digital Campus” initiative, and thus believe this early-mover advantage will help us become competitive in this emerging digital education market.

“In our IT Segment, despite the slowdown in our traditional core area of digital public security, our GIS and HIS businesses, although still at a small base, are exhibiting healthy growth prospects. With the roll-out of China’s “Map World” and “Smart Grid” national initiatives, we have successfully penetrated and secured important contracts in numerous municipalities and provinces including Chongqing, Anhui, Jiangxi, Hubei, Ningxia, Gansu, Zhejiang, Jiangsu and Shanxi. In the HIS sector, according to an IDC report, China’s medical information technology market in the next five year period will experience a 18% CAGR, in which, digital hospital system, regional health networking and public medical information system constructions will be the main growth areas. We expect to capture more contract opportunities by leveraging our outstanding development capabilities and industry reputation in China’s growing GIS and HIS markets.

“For the remainder of the year, we expect China’s unfavorable macro-economic environment to continue to have a negative impact on our overall business. However, we have been tirelessly implementing our new business strategy and putting great efforts investing in the GIS, HIS and DT businesses and promoting their respective products in the recent quarters and will continue to do so in the coming quarters. We believe we will return to profitability and regain business momentum when the macro-economic environment improves and as we continue to execute on our business transition strategy.”

Second Quarter 2012 Results

Revenues

Our revenue is generated from the sales of our software and hardware products, our fully integrated total solutions, and the related after-sales services. For the three months ended June 30, 2012, our revenue was $13.28 million, compared to $27.89 million for the three months ended June 30, 2011, a decrease of $14.60 million, or 52.37% . The decrease was primarily due to the difficult fiscal environment faced by many public sector clients as a result of the Chinese government’s implementation of macroeconomic tightening policies, which led to a slowdown in projects for our government customers, which traditionally have been our core customer base; and, secondarily due to our conscious effort to realign our business operations to create a better revenue mix between IT and DT segments and between government and non-government customers.

Product sales decreased by $4.66 million, or 41.95%, to $6.45 million for the three months ended June 30, 2012, as compared to $11.11 million in the same period of 2011. Product sales constituted 48.56% of total revenue during the three-month period ended June 30, 2012, as compared with 39.85% during the same period in 2011. The decrease in product sales primarily reflected 1) our efforts to transition our DT segment from the increasingly competitive and low-margin flat-screen TV market into the multi-functional and interactive display technology markets, which caused total product unit sales to fall, and 2) lower pricing of our traditional flat-screen TVs in the midst of increasing industry competition for LCD TV products.

Software sales decreased by $7.09 million, or 76.62%, to $2.16 million for the three months ended June 30, 2012, from $9.26 million for the same period in 2011. Software sales constituted 16.29% of our total revenue, which decreased from 33.19% during the same period in the prior year. The decrease in sales was mainly due to the Chinese government’s continued austere fiscal policies and the curtailment of the massive government economic stimulus package, which led to a slowdown in software projects for our government customers. In addition, we instituted more stringent customer acceptance policies, which limited new projects to those with more solid credit credentials and long-term business prospects in light of the unfavorable government fiscal environment.

Sales of system integration services decreased by $2.91 million, or 40.77%, to $4.23 million for the three months ended June 30, 2012, from $7.14 million for the same period in 2011. As a percentage of revenue, system integration sales increased from 25.59% during the three months ended June 30, 2011 to 31.82% during the three months ended June 30, 2012. The decrease in sales was mainly the result of the relatively sluggish macro-economic growth in the Second Quarter of 2012 and a lack of new large system integration solutions engagement in connection with large projects comparable to the Shenzhen Summer Universiade, which was held in August 2011.

Other revenue increased by $0.06 million, or 15.45%, from $0.38 million in the three months ended June 30, 2011 to $0.44 million in the same period of 2012. The increase was mainly due to increase in maintenance services during the current period.

Cost of revenues and gross profit

Cost of revenues decreased by $5.56 million, or 34.81%, to $10.41 million for the three months ended June 30, 2012, as compared with $15.97 million for the three months ended June 30, 2011. As a percentage of revenues, our cost of revenue increased to 78.35% during the three months ended June 30, 2012, from 57.25% in the same period of 2011. As a result, gross margin was 21.65% for the three months ended June 30, 2012, a decrease of 21.1 percentage points from 42.75% in the same period of 2011.The decrease in gross profit margin resulted from several factors, including revenues shifting from the IT segment to the DT segment, lower software revenues, lower system integration and software gross margins.

Administrative expenses

Administrative expenses increased by $5.51 million, or 163.12%, to $8.88 million for the three months ended June 30, 2012, from $3.38 million for the same period of 2011. Notable changes that resulted in increased administrative expenses were: inventory write downs increased by $1.31 million, provision of accounts receivables increased by $1.92 million, and depreciation and amortization expenses increased by $1.34 million.

Research and development expenses

Research and development expenses increased by $0.09 million, or 7.44%, to $1.24 million for the three months ended June 30, 2012, from $1.15 million for the same period of 2011. As a percentage of revenue, research and development expenses accounted for approximately 9.30% of total revenue for the three months ended June 30, 2012, compared with 4.13% for the same period in 2011. Such increase was primarily due to efforts to develop new products as well as to improve the future profitability of existing products.

Selling expenses.

Selling expenses increased by $0.08 million, or 4.00%, to $2.01 million for the three months ended June 30, 2012, from $1.94 million for the same period of 2011. This increase was due to our increasingly nationwide market expansion, which requires increased travel, promotional, and telecommunication expenses as well as increased total compensation to sales and marketing staff.

Impairment of goodwill.

During the second quarter of 2012 we have tested our goodwill for impairment. After analyzing the various operations and reporting units, we came to the conclusion that a goodwill impairment loss is probable, and have consequently recognized a goodwill impairment loss of $7,806,690 based on our best estimation.

Income from Operations

Income from operations during the second quarter of 2012 was a loss of $17.1 million, a decrease of $22.6 million, or 412.5%, from an income of $5.5 million in 2Q 2011.

Net (loss) income attributable to the Company.

As a result of the cumulative effect of the foregoing factors, the net loss was $16.85 million during the three months ended June 30, 2012, as compared to a net income $5.60 million for the same period in 2011.

Cash and Cash Equivalents

As of June 30, 2012, the Company had $7.4 million in cash and cash equivalents, and $15.3 million in restricted cash. For six month period ended June 30, 2012, net cash used in operating activities was $14.8 million, as compared to an operating net cash inflow of $1.9 million in the same period last year.

Financial Outlook

We believe the difficult macro conditions will continue to negatively impact our business for the rest of the year and thus expect our non-GAAP (excluding goodwill impairment, amortization of intangible assets, and other asset write-downs) fiscal year 2012 net income to be at a loss. As the fiscal environment improves and as we continue to penetrate new markets such as interactive education we expect to regain profitability in 2013.

About Non-GAAP Financial Measures

This press release contains non-GAAP financial measures for earnings that exclude non-cash charges. China Information Technology believes that these non-GAAP financial measures are useful to investors because they exclude non-cash charges that management excludes when it internally evaluates the performance of the Company's business and makes operating decisions, including internal budgeting, and performance measurement, because these measures provide a consistent method of comparison to historical periods. Moreover, management believes these non-GAAP measures reflect the essential operating activities of China Information Technology. Accordingly, management excludes the expense arising from certain non-cash charges when making operational decisions. China Information Technology believes that providing the non-GAAP measures that management uses to its investors is useful to investors for a number of reasons. The non-GAAP measures provide a consistent basis for investors to understand China Information Technology's financial performance in comparison to historical periods. In addition, it allows investors to evaluate China Information Technology's performance using the same methodology and information as that used by China Information Technology's management. Non-GAAP measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment of which charges are excluded from the non-GAAP financial measure. However, China Information Technology's management compensates for these limitations by providing the relevant disclosure of the items excluded.

The following table presents the non-GAAP financial measures contained in this press release and the most directly comparable GAAP measures and provides a reconciliation of the non-GAAP measures to the most directly comparable GAAP measures.

Q2 2012 Reconciliation of Net Income and EPS
to Exclude Amortization of Intangible Assets, Goodwill Impairment, and Other Asset Write-downs

	3 Mos. Ended	3 Mos. Ended	6 Mos. Ended	6 Mos. Ended
	30-Jun-12	30-Jun-11	30-Jun-12	30-Jun-11

Net income Attributable to the Company	(16,851,414)	5,601,687	(19,711,212)	13,824,020
Amortization of Intangible Assets	326,812	314,786	653,129	627,737
Impairment of goodwill	7,806,690	-	7,806,690	-
Contingent shares	-	(291,072)	-	(1,469,446)
Adjusted Net income	(8,717,912)	5,625,401	(11,251,393)	12,982,311

Weighted Average Number of Shares Outstanding
Basic	27,007,608	26,318,183	27,028,065	26,291,940
Diluted	27,007,608	26,318,183	27,028,065	26,291,940

Adjusted Earnings per share
Basic	(0.32)	0.21	(0.42)	0.49
Diluted	(0.32)	0.21	(0.42)	0.49

About China Information Technology, Inc.

China Information Technology, Inc., through its subsidiaries and other consolidated entities, specializes in geographic information systems (GIS), digital public security technology (DPST), and hospital information systems (HIS), as well as high-end digital display products and solutions in China. Headquartered in Shenzhen, China, the Company's integrated solutions include specialized software, hardware, systems integration, and related services to help its customers improve efficiency in information management. To learn more about the Company, please visit its corporate website at http://www.chinacnit.com.

Safe Harbor Statement

This press release may contain certain "forward-looking statements" relating to the business of China Information Technology, Inc., and its subsidiary companies. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding: the financial outlook of the Company; the ability of the Company to regain profitability and secure future opportunities in the market by adopting new business strategy and leveraging its R&D capabilities and reputation; the ability of the Company to develop new products and new markets successfully; the general ability of the Company to achieve its commercial objectives, including the Company’s plan to sustain growth while creating shareholder value; the business strategy, plans and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward-looking statements, often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

For further information, please contact:

China Information Technology, Inc.
Iris Yan
Tel: +86 755 8370 4767
Email: IR@chinacnit.com
http://www.chinacnit.com

CHINA INFORMATION TECHNOLOGY, INC. CONDENSED CONSOLIDATED BALANCE SHEETS JUNE 30, 2012 AND DECEMBER 31, 2011 Expressed in U.S. dollars (Except for share amounts)

		June 30 2012	December 31 2011
	NOTES	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents		$7,378,593	$14,019,634
Restricted cash		15,289,839	12,538,049
Accounts receivable:
Billed, net of allowance for doubtful accounts of $12,067,000 and $9,373,000, respectively		23,215,730	31,117,415
Unbilled		81,297,895	72,225,044
Bills receivable		665,985	247,338
Advances to suppliers		7,153,660	5,020,747
Amounts due from related parties	7	1,170,791	22,823
Inventories, net of provision of $5,976,000 and $5,224,000 respectively	8	23,925,081	22,317,260
Other receivables and prepaid expenses		8,135,643	9,603,954
Deferred tax assets	13	3,232,147	2,548,834
TOTAL CURRENT ASSETS		171,465,364	169,661,098

Deposit for purchase of land use rights	11(a)	27,757,223	27,564,586
Long-term investments	9	2,418,345	2,401,561
Property, plant and equipment, net	10	86,512,068	91,161,093
Land use rights, net	11(b)	1,947,599	1,956,616
Intangible assets, net	11(c)	14,324,537	14,380,459
Goodwill	6	46,575,585	53,983,687
Deferred tax assets	13	681,650	683,042
TOTAL ASSETS		$351,682,371	$361,792,142

LIABILITIES AND EQUITY

CURRENT LIABILITIES
Short-term bank loans	12	49,868,387	$40,983,457
Accounts payable		17,287,332	19,013,509

Bills payable		30,453,272	27,399,393
Advances from customers		5,059,163	6,403,966
Amounts due to related parties	7	-	593,617
Accrued payroll and benefits		2,812,178	3,060,384
Other payables and accrued expenses		7,841,876	6,784,353
Income tax payable		3,350,997	3,525,949
TOTAL CURRENT LIABILITIES		116,673,205	107,764,628

Long-term bank loans	12	91,906	109,524
Amounts due to related parties, long-term portion	7	12,712	12,624
Deferred tax liabilities	13	1,285,524	1,365,680
TOTAL LIABILITIES		$118,063,347	$109,252,456

COMMITMENTS AND CONTINGENCIES

EQUITY
Common stock, par $0.01; authorized capital 100,000,000 shares; shares issued and outstanding 2012: 27,007,608 shares, 2011: 27,230,835 shares		$286,326	$286,326
Treasury stock, 2012: 584,231 shares, 2011: 360,627at cost		(1,011,091)	(695,514)
Additional paid-in capital		101,261,307	101,261,307
Reserve		14,488,533	14,488,533
Retained earnings		75,767,373	95,600,619
Accumulated other comprehensive income		21,585,734	19,925,259
Total equity of the Company		212,378,182	230,866,530
Non-controlling interest		21,240,842	21,673,156
Total equity		233,619,024	252,539,686

TOTAL LIABILITIES AND EQUITY		$351,682,371	$361,792,142

CHINA INFORMATION TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF (LOSS) INCOME
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2012 AND 2011
Expressed in U.S. dollars (Except for share amounts)
(Unaudited)

		Three Months Ended		Six Months Ended
		June 30,	June 30,	June 30,	June 30,
	NOTES	2012	2011	2012	2011

Revenue - Products		$6,450,912	$11,113,382	$12,488,401	$19,120,375
Revenue - Software		2,163,557	9,255,633	8,529,987	23,147,158
Revenue - System integration		4,226,329	7,135,217	7,802,706	12,055,717
Revenue – Others		442,810	383,547	742,503	513,277
TOTAL REVENUE		13,283,608	27,887,779	29,563,597	54,836,527

Cost - Products sold		5,607,483	8,785,131	10,326,890	14,595,154
Cost - Software sold		1,470,318	2,137,286	4,368,267	6,386,892
Cost - System integration		3,115,447	4,971,036	5,757,173	8,114,193
Cost - Others		214,957	71,770	454,182	162,892
TOTAL COST		10,408,205	15,965,223	20,906,512	29,259,131

GROSS PROFIT		2,875,403	11,922,556	8,657,085	25,577,396

Administrative expenses		8,881,630	3,375,472	14,530,262	5,879,779
Research and development expenses		1,236,006	1,150,407	2,717,033	1,883,737
Selling expenses		2,014,150	1,936,744	3,874,778	3,438,894
Impairment of goodwill		7,806,690	-	7,806,690	-
(LOSS)INCOME FROM OPERATIONS		(17,063,073)	5,459,933	(20,271,678)	14,374,986

Subsidy income		217,675	87,064	611,455	117,504
Other income (loss), net		(130,346)	757,471	337,307	1,591,251
Interest income		44,635	39,940	121,311	134,946
Interest expense		1,174,288	776,947	2,002,474	1,476,653
(LOSS) INCOME BEFORE INCOME TAXES		(18,105,397)	5,567,461	(21,204,079)	14,742,034

Income tax benefit (expense)	13	546,672	(239,440)	573,673	(1,319,958)
NET (LOSS)INCOME		(17,558,725)	5,328,021	(20,630,406)	13,422,076

Less: Net loss attributable to the non-controlling interest		707,311	273,666	919,194	401,944
NET (LOSS) INCOME ATTRIBUTABLE TO THE COMPANY	3	$(16,851,414)	$5,601,687	$(19,711,212)	$13,824,020

Weighted average number of shares outstanding

Basic	3	27,007,608	26,318,183	27,028,065	26,291,940

Diluted	3	27,007,608	26,318,183	27,028,065	26,291,940
(Loss) earnings per share - Basic and Diluted

Basic - Net (loss) income attributable to the Company's common stockholders		$(0.62)	$0.21	$(0.73)	$0.53

Diluted – Net (loss) income attributable to the Company's common stockholders		$(0.62)	$0.21	$(0.73)	$0.53

CHINA INFORMATION TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2012 AND 2011
Expressed in U.S. dollars
(Except for share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2012	2011	2012	2011

Net (loss) income	$(17,558,725	$5,328,021	$(20,630,406)	$13,422,076
Other comprehensive income:
Foreign currency translation gain	147,634	3,309,989	1,741,709	4,882,508
Comprehensive income	(17,411,091)	8,638,010	(18,888,697)	18,304,584
Comprehensive income attributable to the non-controlling interest	699,303	175,894	837,960	253,712
Comprehensive (loss) income attributable to the Company	$(16,711,788)	$8,813,904	$(18,050,737)	$18,558,296

CHINA INFORMATION TECHNOLOGY, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS SIX MONTHS ENDED JUNE 30, 2012 AND 2011 Expressed in U.S. dollars (Unaudited)
	Six Months	Six Months
	Ended	Ended
	June 30, 2012	June 30, 2011

OPERATING ACTIVITIES
Net (loss) income	$(20,630,406)	13,422,076
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Impairment of goodwill	7,806,690	-
Provision (recovery) for losses on accounts receivable and other current assets	2,987,132	(578,489)
Depreciation	5,908,392	5,161,401
Amortization of intangible assets and land use rights	1,069,074	882,055
(Gain) loss on disposal of property, plant and equipment, net	(16,211)	143,149
Provision for obsolete inventories	1,797,899	361,384
Change in fair value of contingent consideration	-	(1,469,446)
Change in deferred income tax	(749,980)	(311,254)
Impairment of long-term investments	-	890,438
Imputed interests in relation to shareholder’s loan	-	125,000
Changes in operating assets and liabilities, net of effects of business acquisitions
Increase in restricted cash	(3,616,807)	(249,697)
Increase in accounts receivable	(3,499,148)	(6,125,482)
Increase in advances to suppliers	(2,435,348)	(1,777,253)
Decrease (increase) in other receivables and prepaid expenses	1,434,685	(1,815,261)
Increase in inventories	(3,248,245)	(4,826,735)
Increase (decrease) in accounts payable and bills payable	1,004,619	(1,888,310)
Decrease in advances from customers	(1,391,310)	(2,008,268)
Increase in amounts due to/from related parties	(1,790,111)	(363,537)
Increase in accrued expenses and other liabilities	749,559	3,271,516
(Increase) decrease in income tax payable	(199,312)	(941,434)
Net cash ( used in) provided by operating activities	(14,818,828)	1,901,853

INVESTING ACTIVITIES
Proceeds from sales of property and equipment	18,561	-
Purchases of property, plant and equipment	(618,936)	(3,331,779)

Capitalized and purchased software development costs	(890,360)	(795,894)
Deposit for software purchase	-	(5,358,500)
Dividends received	79,318	-
Net cash used in investing activities	(1,411,417)	(9,486,173)

FINANCING ACTIVITIES
Borrowings under short-term loans	57,923,863	50,286,201
Capital injection to Zhongtian by minority shareholders	283,612	-
Repayment of short-term loans	(49,300,962)	(47,281,885)
Repayment of long-term loans	(17,788)	(1,157,117)
Purchase of treasury stock	(315,577)	-
Decrease (increase) in restricted cash in relation to bank borrowings	949,277	(3,008,573)
Net cash used in financing activities	9,522,425	(1,161,374)

Effect of exchange rate changes on cash and cash equivalents	66,779	210,455
NET DECREASE IN CASH AND CASH EQUIVALENTS	(6,641,041)	(8,535,239)
CASH AND CASH EQUIVALENTS, BEGINNING	14,019,634	18,166,857
CASH AND CASH EQUIVALENTS, ENDING	$7,378,593	9,631,618
Supplemental disclosure of cash flow information:
Cash paid during the period
Income taxes	$474,286	$2,640,260
Interest paid	$1,758,806	$1,332,230